United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 20, 2011

Date of Report (Date of earliest event reported)

SAKER AVIATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hangar Road, Avoca, Pennsylvania		18641
(Address of principal executive offices)		(Zip Code)

(570) 457-3400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 20, 2011, Saker Aviation Services, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with Bank of America, N.A. (the “Bank”). The Loan Agreement provides the Company with a (i) $650,000 revolving credit facility and (ii) a $318,198 term loan facility. The revolving credit facility portion of the Loan Agreement has a renewable one year term. The term loan portion of the Loan Agreement has 48 month term.

The Company entered into the Loan Agreement to provide the funding necessary to pay off its prior credit arrangements with Birch Hill Capital, LLC (“Birch Hill”) and EuroAmerican Investment Corp., (“Euro”), which arrangements have also been terminated, as well as to support the Company’s anticipated working capital needs. As of July 20, 2011, $820,074 was outstanding to Birch Hill and $755,000 was outstanding to Euro. In order to affect such payoffs, the Company immediately drew down all of the availability under the revolving credit portion of the Loan Agreement. The term loan portion of Loan Agreement was also utilized in full to affect such payoffs. In addition, the Company used approximately $600,000 of cash on hand for the full repayment of the Euro loan.

Amounts outstanding under the revolving credit facility portion of the Loan Agreement bear interest at a rate equal to the BBA LIBOR rate plus a 3.0% margin (3.17% as of July 20, 2011). The revolving credit portion of the Loan Agreement also has an annual fee in an amount equal to 0.50% of the full revolving credit line amount. Amounts outstanding under the term loan portion of the Loan Agreement will bear interest at a rate equal to 4.2% per year. The Company also paid an origination fee to the Bank equal to 1% of the term loan amount

Under the Loan Agreement, the Company has covenanted to maintain a Debt Service Coverage Ratio of at least 1.25 to 1.0. “Debt Service Coverage Ratio” is defined under the Loan Agreement as the ratio of Cash Flow to the sum of the current portion of long-term debt and the current portion of capitalized lease obligations, plus interest expense on all obligations. “Cash Flow” is defined under the Loan Agreement as (a) net income, after income tax, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, depletion, and amortization, (d) plus interest expense on all obligations, and (e) minus dividends, withdrawals, and other distributions.

The Company has also covenanted under the Loan Agreement to maintain a ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding 2.0 to 1.0. “Subordinated Liabilities” ” is defined under the Loan Agreement as liabilities subordinated to Lender in a manner acceptable to the Bank in its sole discretion. “Tangible Net Worth” ” is defined under the Loan Agreement as the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates of the Company) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

In connection with the Loan Agreement, the Company granted the Bank a security interest in all the Company’s (including all of its subsidiaries’) property pursuant to Security Agreements. In addition, the Security Agreements require the Company and its subsidiaries to sign confessions of judgment in the event that the amounts outstanding under the Loan Agreement are not repaid when due. Payments under the Loan Agreement are due monthly and the Loan Agreement and the Security Agreements contain other terms and conditions customary to similar agreements.

Copies of the Loan Agreement and the form of Company and subsidiary Security Agreement, as supplemented, will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2011. The above summary of the terms of the Loan Agreement and Security Agreements are qualified in their entirety by reference to the actual texts of such agreements.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2011		SAKER AVIATION SERVICES, INC.

	By:	/s/ Ronald J. Ricciardi
Ronald J. Ricciardi
President and Chief Executive Officer